Product supplement no. 197-A-II To prospectus dated November 21, 2008 and prospectus supplement dated November 21, 2008	Registration Statement No. 333-155535 Dated September 21, 2011 Rule 424(b)(2)

Notes Linked to a Single Reference Currency (relative to a Base Currency) or Precious Metal

Notes Linked to the Least Performing of Two or More Reference Currencies (relative to a Base Currency) and/or Precious Metals

Notes Linked to a Weighted Basket of Reference Currencies (relative to a Base Currency) and/or Precious Metals

General

  JPMorgan Chase & Co. may from time to time offer and sell notes linked to the performance of (a) a single Reference Currency (relative to a Base Currency) or a single Precious Metal (such notes, “Single Component Notes”); (b) notes linked to the least performing of two or more Reference Currencies (relative to a Base Currency) and/or Precious Metals (such notes, “Least Performing Component Notes”); and (c) notes linked to a basket of Reference Currencies (relative to a Base Currency) and/or Precious Metals (such notes, “Basket Notes”). This product supplement no. 197-A-II describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Payment is linked to the performance of (a) a single Reference Currency (relative to a Base Currency) or a single Precious Metal; (b) the least performing of two or more Reference Currencies (relative to a Base Currency) and/or Precious Metals; or (c) a basket of Reference Currencies (relative to a Base Currency) and/or Precious Metals, as specified in the relevant terms supplement.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-32.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing (including taking a short position) directly in the Basket, any of the Reference Currencies or any other instruments linked to the Basket or any of the Reference Currencies.
  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying:	In this product supplement, we refer to:

  the single Reference Currency (relative to a Base Currency) or Precious Metal to which the notes are linked (in the case of Single Component Notes);
  the least performing Reference Currency (relative to a Base Currency) or Precious Metal to which the notes are linked (in the case of Least Performing Component Notes); or
  the Basket to which the notes are linked (in the case of Basket Notes),

as applicable, as the “Underlying.”
Component:	In this product supplement, we refer to:

  the Reference Currency (relative to a Base Currency) or Precious Metal to which the notes are linked (in the case of Single Component Notes);
  any Reference Currency (relative to a Base Currency) or Precious Metal to which the notes may be linked (in the case of Least Performing Component Notes); and
  any Reference Currency (relative to a Base Currency) or Precious Metal that is included in the Basket (in the case of Basket Notes)

as a “Component” and, collectively, as the “Components.”
Reference Currencies:	Any Reference Currency will be specified in the relevant terms supplement. If a Succession Event with respect to any Reference Currency has occurred, such Reference Currency may be replaced by another currency. See “General Terms of Notes — Succession Events.”
Base Currency:	The Base Currency, if applicable, will be specified in the relevant terms supplement. If a Succession Event with respect to the Base Currency has occurred, the Base Currency may be replaced by another currency. See “General Terms of Notes — Succession Events.”
Precious Metals:	Any Precious Metal will be specified in the relevant terms supplement.
Basket:	In the case of Basket Notes, the relevant terms supplement will specify the Reference Currencies (relative to a Base Currency) and/or Precious Metals that are included in the basket (the “Basket”).
Payment at Maturity:	Your payment at maturity per $1,000 principal amount note will be linked to the performance of the Underlying, as specified in the relevant terms supplement.
Interest Rate:	If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, including rates that reference the performance of the Underlying, as specified in the relevant terms supplement.
Automatic Call:	If the relevant terms supplement specifies that the notes include an automatic call feature, the notes will be automatically called in the circumstances set forth in the relevant terms supplement for a cash payment that will be determined as set forth in the relevant terms supplement.

(continued on next page)

September 21, 2011

Key Terms (continued):

Underlying Return:	In this product supplement, we refer to:

  the Reference Currency Return or Precious Metal Return, as applicable (in the case of Single Component Notes);
  the Least Performing Component Return (in the case of Least Performing Notes); or
  the Basket Return (in the case of Basket Notes),

as applicable, as the “Underlying Return.”
Component Return:	In this product supplement, we refer to the Reference Currency Return or Precious Metal Return, as applicable, of any Component as the “Component Return” of such Component.
Initial Underlying Value:	In this product supplement, we refer to:

  the Starting Spot Rate or Starting Metal Price, as applicable (in the case of Single Component Notes);
  the Starting Spot Rate or Starting Metal Price, as applicable, of the Least Performing Component (in the case of Least Performing Notes); or
  the Starting Basket Level (in the case of Basket Notes),

as applicable, as the “Initial Underlying Value.”
Ending Underlying Value:	In this product supplement, we refer to:

  the Ending Spot Rate or Ending Metal Price, as applicable (in the case of Single Component Notes);
  the Ending Spot Rate or Ending Metal Price, as applicable, of the Least Performing Component (in the case of Least Performing Notes); or
  the Ending Basket Level (in the case of Basket Notes),

as applicable, as the “Ending Underlying Value.”
Underlying Value:	In this product supplement, we refer to:

  the Spot Rate or Metal Price, as applicable (in the case of Single Component Notes);
  the Spot Rate or Metal Price, as applicable, of the Least Performing Component (in the case of Least Performing Notes); or
  the Basket Closing Level (in the case of Basket Notes),

as applicable, as the “Underlying Value.”
Reference Currency Return:

Unless otherwise specified in the relevant terms supplement, on any currency business day, the “Reference Currency Return” for any Reference Currency will be specified in the relevant terms supplement as one of the following:

Reference Currency Return =	Ending Spot Rate – Starting Spot Rate
Starting Spot Rate

or

Reference Currency Return =	Ending Spot Rate – Starting Spot Rate
Ending Spot Rate

or

Reference Currency Return =	Starting Spot Rate – Ending Spot Rate
Starting Spot Rate

or

Reference Currency Return =	Starting Spot Rate – Ending Spot Rate
Ending Spot Rate

Starting Spot Rate:	For any Reference Currency, the “Starting Spot Rate” will be a spot rate determined in the manner specified in the relevant terms supplement. Unless otherwise specified in the relevant terms supplement, the Starting Spot Rate with respect to a Reference Currency may be modified as described under “General Terms of Notes — Succession Events.”
Ending Spot Rate:	For any Reference Currency, the “Ending Spot Rate” will be a spot rate determined in the manner specified in the relevant terms supplement.
Precious Metal Return:	Unless otherwise specified in the relevant terms supplement, on any currency business day, the “Precious Metal Return” for any Precious Metal will be calculated as follows:

Precious Metal Return =	Ending Metal Price – Starting Metal Price
Starting Metal Price
Starting Metal Price:	For any Precious Metal, the “Starting Metal Price” will be a price determined in the manner specified in the relevant terms supplement.
Ending Metal Price:	For any Precious Metal, the “Ending Metal Price” will be a price determined in the manner specified in the relevant terms supplement.
Basket Return:

Unless otherwise specified in the relevant terms supplement, for Basket Notes:

Ending Basket Level – Starting Basket Level (or Strike Level, if applicable)

Starting Basket Level (or Strike Level, if applicable)

Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or such other date as specified in the relevant terms supplement.

(continued on next page)

Key Terms (continued):

Ending Basket Level:	A level of the Basket determined in the manner specified in the relevant terms supplement.
Strike Level:	The relevant terms supplement may specify a level of the Basket other than the Starting Basket Level, which we refer to as the “Strike Level,” to be used for calculating the Basket Return and the amount payable at maturity, if any, or upon automatic call, if applicable, or on any Interest Payment Date, if applicable. The Strike Level may be based on and/or expressed as a percentage of the Basket Closing Level as of a specified date, or may be determined without regard to the Basket Closing Level as of a particular date. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Starting Basket Level, will be used to calculate the Basket Return.
Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any relevant currency business day will be calculated in the manner specified in the relevant terms supplement by reference to the Component Returns and the Component Weights.
Component Weights:

For notes linked to a Basket, with respect to each Component, the “Component Weight” is a fixed percentage or fraction as specified in the relevant terms supplement, provided that the sum of the Component Weights for all Components will equal 100% or 1, as applicable.

The relevant terms supplement will specify either (i) the weight of each Component in the Basket, which will be fixed for the term of the notes or (ii) the manner in which the weight of each Component will be determined. For example, assuming there are four Components, the relevant terms supplement may specify that each Component has an equal weight in the Basket, in which case each Component makes up 1/4 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the four Components. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of two Components, the Component with the greater Component Return will make up 70% of the value of the Basket, and the Component with the lesser Component Return will make up 30% of the value of the Basket.

If the Basket is composed entirely of Reference Currencies (relative to a Base Currency) or entirely of Precious Metals, the relevant terms supplement may refer to the Component Weights as the “Reference Currency Weights” or the “Precious Metals Weights,” respectively.

Least Performing Component:	Unless otherwise specified in the relevant terms supplement, for Least Performing Component Notes, the Component with the Least Performing Component Return, which may be referred to as the “Lesser Performing Component” in the relevant terms supplement if the notes are linked only to two Components. If the notes are linked only to Reference Currencies (relative to a Base Currency) or only to Precious Metals, the relevant terms supplement may refer to the Least Performing Component (or Lesser Performing Component) as the Least Performing Reference Currency (or Lesser Performing Reference Currency) or the Least Performing Precious Metal (or Lesser Performing Precious Metal), respectively.
Least Performing Component Return:	Unless otherwise specified in the relevant terms supplement, for Least Performing Component Notes, the “Least Performing Component Return” will be the lowest of the Component Returns of the Components, which may be referred to as the “Lesser Performing Component Return” in the relevant terms supplement if the notes are linked only to two Components. If the notes are linked only to Reference Currencies (relative to a Base Currency) or only to Precious Metals, the relevant terms supplement may refer to the Least Performing Component Return (or Lesser Performing Component Return) as the “Least Performing Reference Currency Return” (or “Lesser Performing Reference Currency Return”) or the “Least Performing Precious Metal Return” (or “Lesser Performing Precious Metal Return”), respectively.
Calculation Date(s):	The relevant terms supplement will specify Initial Averaging Dates, Call Dates, Review Dates, Valuation Dates, Determination Dates, Observation Dates, Ending Averaging Dates or other relevant dates (each, a “Calculation Date”), as applicable. Unless otherwise specified in the relevant terms supplement, Calculation Dates are subject to adjustment as described in “Description of Notes — Postponement of a Calculation Date” below.
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement as described under “Description of Notes — Payment at Maturity.”
Other Terms:	Any other terms applicable to the notes will be set forth in the relevant terms supplement.

Investing in the Market Plus Notes involves a number of risks. See “Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 197-A-II, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this product supplement no. 197-A-II and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 197-A-II and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. 197-A-II, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 197-A-II and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement and this product supplement no. 197-A-II are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 197-A-II and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 197-A-II, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

iv

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 197-A-II have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Notes Linked to a Single Reference Currency (relative to a Base Currency) or Precious Metal, Notes Linked to the Least Performing of Two or More Reference Currencies (relative to a Base Currency) and/or Precious Metals and Notes Linked to a Weighted Basket of Reference Currencies (relative to a Base Currency) and/or Precious Metals specified in the relevant terms supplement.

General

The notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the performance of (a) a single Reference Currency (relative to a Base Currency) or a single Precious Metal (such notes, “Single Component Notes”); (b) notes linked to the least performing of two or more Reference Currencies (relative to a Base Currency) and/or Precious Metals (such notes, “Least Performing Component Notes”); or (c) notes linked to a basket of Reference Currencies (relative to a Base Currency) and/or Precious Metals (such notes, “Basket Notes”) as specified in the relevant terms supplement.

In this product supplement, we refer to the single Reference Currency (relative to a Base Currency) or Precious Metal to which the notes are linked (in the case of Single Component Notes); the least performing Reference Currency (relative to a Base Currency) or Precious Metal to which the notes are linked (in the case of Least Performing Component Notes); or the Basket to which the notes are linked (in the case of Basket Notes) as the “Underlying,” and we refer to the Reference Currency (relative to a Base Currency) or Precious Metal to which the notes are linked (in the case of Single Component Notes); any Reference Currency (relative to a Base Currency) or Precious Metal to which the notes may be linked (in the case of Least Performing Component Notes); and any Reference Currency (relative to a Base Currency) or Precious Metal that is included in the Basket (in the case of Basket Notes) as a “Component.”

The relevant terms supplement will specify any “Reference Currency,” the “Base Currency,” if applicable, and any “Precious Metal.” If a Succession Event with respect to any Reference Currency or the Base Currency has occurred, such Reference Currency or the Base Currency, as applicable, may be replaced by another currency. See “General Terms of Notes — Succession Events.” In the case of Basket Notes, the relevant terms supplement will specify the Reference Currencies (relative to a Base Currency) and/or Precious Metals that are included in the basket (the “Basket”).

The notes are a series of debt securities referred to in the accompanying prospectus supplement and prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

Unless otherwise specified in the relevant terms supplement, the notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-1

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

The terms of specific issuances of the notes will be described in the relevant terms supplement accompanying this product supplement no. 197-A-II. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

Your payment at maturity per $1,000 principal amount note will be linked to the performance of the Underlying, as specified in the relevant terms supplement.

In this product supplement, we refer to (a) the Reference Currency Return or Precious Metal Return, as applicable (in the case of Single Component Notes); the Least Performing Component Return (in the case of Least Performing Notes); or the Basket Return (in the case of Basket Notes), as applicable, as the “Underlying Return,” (b) the Reference Currency Return or Precious Metal Return, as applicable, of any Component as the “Component Return” of such Component, (c) the Starting Spot Rate or Starting Metal Price, as applicable (in the case of Single Component Notes); the Starting Spot Rate or Starting Metal Price, as applicable, of the Least Performing Component (in the case of Least Performing Notes); or the Starting Basket Level (in the case of Basket Notes), as applicable, as the “Initial Underlying Value,” (d) the Ending Spot Rate or Ending Metal Price, as applicable (in the case of Single Component Notes); the Ending Spot Rate or Ending Metal Price, as applicable, of the Least Performing Component (in the case of Least Performing Notes); or the Ending Basket Level (in the case of Basket Notes), as applicable, as the “Ending Underlying Value,” and (e) the Spot Rate or Metal Price, as applicable (in the case of Single Component Notes); the Spot Rate or Metal Price, as applicable, of the Least Performing Component (in the case of Least Performing Notes); or the Basket Closing Level (in the case of Basket Notes), as applicable, as the “Underlying Value.”

Unless otherwise specified in the relevant terms supplement, on any currency business day, the “Reference Currency Return” for any Reference Currency will be specified in the relevant terms supplement as one of the following:

Reference Currency Return =	Ending Spot Rate – Starting Spot Rate
Starting Spot Rate

or

Reference Currency Return =	Ending Spot Rate – Starting Spot Rate
Ending Spot Rate

or

Reference Currency Return =	Starting Spot Rate – Ending Spot Rate
Starting Spot Rate

PS-2

or

Reference Currency Return =	Starting Spot Rate – Ending Spot Rate
Ending Spot Rate

For any Reference Currency, the “Starting Spot Rate” will be a spot rate determined in the manner specified in the relevant terms supplement. Unless otherwise specified in the relevant terms supplement, the Starting Spot Rate with respect to a Reference Currency may be modified as described under “General Terms of Notes — Succession Events.”

For any Reference Currency, the “Ending Spot Rate” will be a spot rate determined in the manner specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, on any currency business day, the “Precious Metal Return” for any Precious Metal will be calculated as follows:

Precious Metal Return =	Starting Metal Price – Ending Metal Price
Ending Metal Price

For any Precious Metal, the “Starting Metal Price” will be a price determined in the manner specified in the relevant terms supplement.

For any Precious Metal, the “Ending Metal Price” will be a price determined in the manner specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, on any currency business day, the “Basket Return” will be calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level (or Strike Level, if applicable)

Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or such other date as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Ending Basket Level” is a level of the Basket determined in the manner specified in the relevant terms supplement.

The relevant terms supplement may specify a level of the Basket other than the Starting Basket Level, which we refer to as the “Strike Level,” to be used for calculating the Basket Return and the amount payable at maturity, if any, or upon automatic call, if applicable, or on any Interest Payment Date, if applicable. The Strike Level may be based on and/or expressed as a percentage of the Basket Closing Level as of a specified date, or may be determined without regard to the Basket Closing Level as of a particular date. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Starting Basket Level, will be used to calculate the Basket Return.

Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any relevant currency business day will be calculated in the manner specified in the relevant terms supplement by reference to the Component Returns and the Component Weights.

For notes linked to a Basket, with respect to each Component, the “Component Weight” is a fixed percentage or fraction as specified in the relevant terms supplement, provided that the sum of the Component Weights for all Components will equal 100% or 1, as applicable.

PS-3

The relevant terms supplement will specify either (i) the weight of each Component in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Component will be determined. For example, assuming there are four Components, the relevant terms supplement may specify that each Component has an equal weight in the Basket, in which case each Component makes up 1/4 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the four Components. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of two Components, the Component with the greater Component Return will make up 70% of the value of the Basket, and the Component with the lesser Component Return will make up 30% of the value of the Basket.

If the Basket is composed entirely of Reference Currencies (relative to a Base Currency) or entirely of Precious Metals, the relevant terms supplement may refer to the Component Weights as the “Reference Currency Weights” or the “Precious Metals Weights,” respectively.

Unless otherwise specified in the relevant terms supplement, for Least Performing Component Notes, the “Least Performing Component” will be the Component with the Least Performing Component Return, which may be referred to as the “Lesser Performing Component” in the relevant terms supplement if the notes are linked only to two Components. If the notes are linked only to Reference Currencies (relative to a Base Currency) or only to Precious Metals, the relevant terms supplement may refer to the Least Performing Component (or Lesser Performing Component) as the “Least Performing Reference Currency” (or “Lesser Performing Reference Currency”) or the “Least Performing Precious Metal” (or “Lesser Performing Precious Metal”), respectively.

Unless otherwise specified in the relevant terms supplement, for Least Performing Component Notes, the “Least Performing Component Return” will be the lowest of the Component Returns of the Components, which may be referred to as the “Lesser Performing Component Return” in the relevant terms supplement if the notes are linked only to two Components. If the notes are linked only to Reference Currencies (relative to a Base Currency) or only to Precious Metals, the relevant terms supplement may refer to the Least Performing Component Return (or Lesser Performing Component Return) as the “Least Performing Reference Currency Return” (or “Lesser Performing Reference Currency Return”) or the “Least Performing Precious Metal Return” (or “Lesser Performing Precious Metal Return”), respectively.

Unless otherwise specified in the relevant terms supplement, for each Reference Currency, the “Spot Rate” on any currency business day will be (i) the Base Currency per one unit of the Reference Currency’s spot rate in the interbank market, expressed as the amount of Base Currency per one unit of Reference Currency or (ii) the Reference Currency per one unit of the Base Currency’s spot rate in the interbank market, expressed as the amount of Reference Currency per one unit of Base Currency, in each case as reported by Reuters Group PLC (“Reuters”) on the relevant page or by Bloomberg, L.P. (“Bloomberg”) on the relevant page as specified in the relevant terms supplement, or any substitute Reuters or Bloomberg page. The relevant terms supplement will specify whether the Reuters or Bloomberg page will be used and the specific Reuters or Bloomberg page to be used and the approximate time of day at which the relevant page will be consulted to determine the Spot Rate. If a market disruption event with respect to a Reference Currency has occurred or is continuing, or a Succession Event with respect to a Reference Currency or the Base Currency has occurred, the method of determining the relevant Spot Rates may be modified as described under “Description of Notes — Postponement of a Calculation Date” and “General Terms of Notes — Succession Events.”

Unless otherwise specified in the relevant terms supplement, the “Metal Price” of a Precious Metal on any currency business day will be:

(a)	if the Precious Metal is “Gold,” the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM” on such currency business day,

PS-4

(b)	if the Precious Metal is “Silver,” the official Silver fixing per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the LBMA and displayed on Bloomberg under the symbol “SLVRLN” on such currency business day, and
(c)	if the Precious Metal is a precious metal not described in this product supplement, the relevant terms supplement will specify how the Metal Price of such additional precious metal will be determined.

Unless otherwise specified in the relevant terms supplement, a “currency business day,” with respect to a Reference Currency, is a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the Reference Currency and, if specified in the relevant terms supplement, the Base Currency, as specified in the relevant terms supplement, (b) banking institutions in The City of New York and such principal financial center for the Reference Currency and, if specified in the relevant terms supplement, the Base Currency, are not otherwise authorized or required by law, regulation or executive order to close and, (c) if specified in the relevant terms supplement, the Trans-European Automated Real-time Gross Settlement Express Transfer System (“TARGET2”) is open, each as determined by the calculation agent.

Unless otherwise specified in the relevant terms supplement, a “currency business day,” with respect to a Precious Metal, is a day, as determined by the calculation agent, on which the relevant exchange is open to effectuate delivery of the applicable Precious Metal.

Unless otherwise specified in the relevant terms supplement, “relevant exchange” means, with respect to a Precious Metal, the LBMA or any primary exchange or market of trading related to the Precious Metal or any futures or options contracts relating to the Precious Metal.

The relevant terms supplement will specify Initial Averaging Dates, Call Dates, Review Dates, Valuation Dates, Determination Dates, Observation Dates, Ending Averaging Dates or other relevant dates (each, a “Calculation Date”), as applicable. Unless otherwise specified in the relevant terms supplement, Calculation Dates are subject to adjustment as described in “— Postponement of a Calculation Date” below.

The “maturity date” will be specified in the relevant terms supplement, and is subject to adjustment as described below. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Calculation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Calculation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date or dates. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Unless otherwise specified in the relevant terms supplement, a “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

PS-5

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Interest Payments

If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, including rates that reference the performance of the Underlying, as specified in such terms supplement.

Unless otherwise specified in the relevant terms supplement, if the notes do not include an automatic call feature or if the notes are not automatically called, interest will accrue from the issue date of the notes to but excluding the maturity date. Interest will be payable in arrears on each date specified in the relevant terms supplement (each such date, an “Interest Payment Date”) to and including the maturity date, to the holders of record at the close of business on the business day prior to that Interest Payment Date, unless otherwise specified in the relevant terms supplement. Accordingly, the “record date” for any Interest Payment Date is the business day prior to that Interest Payment Date (rather than the date 15 calendar days prior to that Interest Payment Date, as described in the prospectus supplement).

Unless otherwise specified in the relevant terms supplement, if the notes include an automatic call feature and the notes are automatically called, interest will accrue from the issue date of the notes to but excluding the Call Settlement Date. Interest will be payable in arrears on each Interest Payment Date occurring before the Call Settlement Date and on such Call Settlement Date, to the holders of record at the close of business on the business day prior to that Interest Payment Date or such Call Settlement Date, as applicable, unless otherwise specified in the relevant terms supplement.

Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period, if applicable, will commence as if the payment had not been delayed. If the maturity date, any Interest Payment Date or any Call Settlement Date is adjusted as the result of a market disruption event, the payment of interest due on such date will be made on the maturity date as adjusted, with the same force and effect as if such date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Automatic Call

If the relevant terms supplement specifies that the notes include an automatic call feature, the notes will be automatically called in the circumstances set forth in the relevant terms supplement for a cash payment that will be determined as set forth in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, if the notes are automatically called on any day other than the final Calculation Date, we will redeem each note and pay the applicable cash payment described in the relevant terms supplement (the “Call Price”) on the third business day after the date on which the notes are called, subject to postponement as described below under “Postponement of a Calculation Date.” Unless otherwise specified in the relevant terms supplement, if the notes are called on the final Calculation Date, we will redeem each note and pay the call price on the maturity date, subject to postponement as described in “Payment at Maturity” above. We refer to the date on which the call price is payable as the “Call Settlement Date.”

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Postponement of a Calculation Date

The relevant terms supplement will specific which of the following provisions relating to the postponement of a Calculation Date will apply, will specify the manner in which Calculation Dates will be postponed or will specify that postponement of Calculation Dates does not apply.

A. Least Performing Component Notes or Basket Notes

If a Calculation Date is not a currency business day with respect to any Component or there is a market disruption event with respect to any Component on such Calculation Date (any such day, a “Disrupted Day” and any such Component affected by a non-currency business day or a market disruption event, a “Disrupted Component”), the applicable Calculation Date will be postponed to the immediately succeeding business day that is not a Disrupted Day for any such Disrupted Component; provided that the Spot Rate or Metal Price, as applicable, on such Calculation Date, as postponed, will be:

(a)	for each Component (other than any such Disrupted Component) (an “Unaffected Component”), the Spot Rate or Metal Price, as applicable, on the originally scheduled Calculation Date; and
(b)	for any such Disrupted Component, the Spot Rate or Metal Price, as applicable, on the immediately succeeding business day for such Disrupted Component that is not a Disrupted Day for such Disrupted Component.

For the avoidance of doubt, if a Calculation Date is to be postponed as described above, and there are two or more Disrupted Components and the first business day that is not a Disrupted Day for the first Disrupted Component is different from such business day for one or more of the other Disrupted Components, such Calculation Date will be postponed to the latest of such business days. Under these circumstances, with respect to such Calculation Date, the calculation agent will reference the Spot Rates or Metal Prices of the Disrupted Components on different business days.

For example, if the notes are linked to a Basket consisting of two Components, Reference Currency A and Precious Metal B, and January 3, 2012, a Calculation Date, is a Disrupted Day with respect to Reference Currency A but not with respect to Precious Metal B, the Basket Closing Level will be calculated on January 4, 2012 using the Spot Price for Reference Currency A on January 4, 2012 and the Metal Price of Precious Metal B on January 3, 2012 (assuming January 4, 2012 is not a Disrupted Day with respect to Reference Currency A).

In no event, however, will any Calculation Date be postponed to a date that is after the Final Disrupted Calculation Date. If a Calculation Date is or has been postponed to the Final Disrupted Calculation Date and on such day, the Spot Rate or Metal Price, as applicable, for any Disrupted Component has not been determined in accordance with the first paragraph above (a “Final Disrupted Component”), the Spot Rate or Metal Price, as applicable, on the Final Disrupted Valuation Date will be:

(a)	for each Unaffected Component, the Spot Rate or Metal Price, as applicable, on the originally scheduled Calculation Date;
(b)	for each Disrupted Component (other than a Final Disrupted Component), the Spot Rate or Metal Price, as applicable, determined in the manner described in the first paragraph above;
(c)	for each Final Disrupted Component that is a Reference Currency, the Spot Rate for such Reference Currency on the Final Disrupted Calculation Date as determined by the calculation agent in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant; or
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(d)	for each Final Disrupted Component that is a Precious Metal, the Metal Price for such Precious Metal on the Final Disrupted Calculation Date as determined by the calculation agent, using the calculation agent’s good faith estimate of the fixing level on the Final Disrupted Calculation Date that would have prevailed but for such Disrupted Day.

With respect to a Calculation Date, unless otherwise specified in the relevant terms supplement, the “Final Disrupted Calculation Date” means:

(a)	for notes with a maturity of more than one year, the tenth business day after such Calculation Date, as originally scheduled; and
(b)	for notes with a maturity of not more than one year, the earlier of (i) the last date that could serve as the final Calculation Date without causing the maturity date to be more than one year (counting for this purpose either the issue date or the last possible date that the notes could be outstanding) after the issue date and (ii) the tenth business day after such Calculation Date, as originally scheduled.

B. Single Component Notes Linked to a Reference Currency

If a Calculation Date is a Disrupted Day, the applicable Calculation Date will be postponed to the immediately succeeding business day that is not a Disrupted Day. In no event, however, will any Calculation Date be postponed to a date that is after the Final Disrupted Calculation Date.

If a Calculation Date is or has been postponed to the Final Disrupted Calculation Date and the Final Disrupted Calculation Date is a Disrupted Day, the calculation agent will determine the Spot Rate on the Final Disrupted Calculation Date in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant.

C. Single Component Notes Linked to a Precious Metal

If a Calculation Date is a Disrupted Day, the applicable Calculation Date will be postponed to the immediately succeeding business day that is not a Disrupted Day. In no event, however, will any Calculation Date be postponed to a date that is after the Final Disrupted Calculation Date.

If a Calculation Date is or has been postponed to the Final Disrupted Calculation Date and the Final Disrupted Calculation Date is a Disrupted Day, the calculation agent will determine the Metal Price on the Final Disrupted Calculation Date using the calculation agent’s good faith estimate of the fixing level on the Final Disrupted Calculation Date that would have prevailed but for such Disrupted Day.

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Risk Factors

Your investment in the notes will involve certain risks. Unless otherwise specified in the relevant terms supplement, the notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing (or taking a short position) directly in any of the Components or any instruments linked to any of the Components. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes may not pay interest or guarantee the return of your investment.

The notes may not pay interest and may not return any of your investment. The amount payable at maturity or, if applicable, upon automatic call, if any, will be determined pursuant to the terms described in the relevant terms supplement.

The notes are subject to the credit risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or, if applicable, upon automatic call, or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, any Component.

You should not take our offering of the notes as an expression of our views about how any Component will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in any Component, including through an investment in the notes. As a global financial institution, we and our affiliates may, and often do, have positions (long, short or both) in one or more Components that conflict with an investment in the notes. See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions in one or more Components or in instruments the value of which is derived from one or more Components. We may also adjust our hedge by, among other things, purchasing or selling one or more Components or instruments the value of which is derived from one or more Components at any time and from time to time, and close out or unwind our hedge by selling any of the foregoing on or before any Calculation Date. These hedging activities may be undertaken on a portfolio basis with respect to some or all of our and our affiliates’ exposure to specific currencies and/or precious metals (including exposure unrelated to the notes). By hedging on a portfolio basis, we may hedge our entire obligations, a portion of our obligations or none of our obligations, and the amount of our hedge may change at any time. We cannot give you any assurances that our hedging will not negatively affect the value of the Underlying or the performance of the notes. See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

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This hedging activity may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price at which J.P. Morgan Securities LLC, or JPMS, is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

JPMS and other affiliates of ours also trade the Components and other financial instruments related to the Components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially increase the Underlying Value on the pricing date or any Initial Averaging Dates, as applicable, and/or decrease the Underlying Value on any other Calculation Date, which could adversely affect your payment at maturity or, if applicable, upon automatic call or the amount of interest you may receive over the term of the notes.

It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

In the course of our business, we or our affiliates may acquire non-public information about currency or precious metal investments or one or more Components, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about currency or precious metal investments or one or more Components. Any prospective purchaser of notes should undertake an independent investigation of any Components as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the rate or price, as applicable, of one or more Components. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to J.P. Morgan Securities LLC’s role as calculation agent.

JPMS, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level (or Strike Level), if applicable, the Ending Basket Level, if applicable, any Starting Spot Rate and Ending Spot Rate, any Starting Metal Price and Ending Metal Price, any Spot Rate, Metal Price or Basket Closing Level on any Calculation Date, the Basket Return, if applicable, any Reference Currency Return, any Precious Metal Return and the payment, if any, on any Interest Payment Date and at maturity or, if applicable, upon automatic call. The calculation agent will also be responsible for determining whether a market disruption event has occurred, the Spot Rate for a Reference Currency if the Spot Rate is not available on Reuters or Bloomberg, as applicable, and selecting a Successor Currency, if applicable, whether any Precious Metal has discontinued trading on its relevant exchange, whether there has been a material change in the method of calculating the Metal Price of any Precious Metal and, if the notes bear interest, whether a day is an Interest Payment Date. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the calculation agent, is entitled to exercise discretion.

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JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes, and may do so in the future. Any such research, opinions or recommendations could affect the value of any relevant Component, and, therefore, the market value of the notes.

JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and any Component to which the notes are linked.

The Initial Underlying Value may be determined after the issue date of the notes.

If so specified in the relevant terms supplement, the Initial Underlying Value for the Underlying may be determined based on the arithmetic average of the Underlying Values of the Underlying on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Underlying Value may not be determined, and you may therefore not know the value of the Initial Underlying Value, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book Entry Only Issuance — The Depository Trust Company,” will not set forth the Initial Underlying Value for the Underlying. If there are any increases in the Underlying Values of the Underlying on the Initial Averaging Dates that occur after the issue date and such increases result in the Initial Underlying Value for the Underlying being higher than the Underlying Value on the issue date, your payment at maturity or, if applicable, upon automatic call may be adversely affected.

The notes are designed to be held to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes. The potential returns described in the relevant terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes is likely to affect adversely the value of the notes prior to maturity.

While the payment at maturity or, if applicable, upon automatic call, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our

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obligations under the notes. Such estimated cost includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of such compensation or other transaction costs.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Underlying on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Underlying. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including, but not limited to:

•     the actual and expected frequency and magnitude of changes in any Component (i.e., volatility);

•     the time to maturity of the notes;

•     interest and yield rates in the market generally as well as in the countries of any Reference Currency and the Base Currency, if applicable;

•     the exchange rate and the volatility of the exchange rate among each of the Reference Currencies;

•     for notes linked to a Basket, changes in correlation (the extent to which the value of the Components increase or decrease to the same degree at the same time) between the Components;

•     suspension or disruption of market trading in any or all of the Reference Currencies or Base Currency;

•     economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the value of any Reference Currency, the Base Currency, if applicable, or the economies of the originating countries of such currencies or any Precious Metal; and

•     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you that will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your notes at a substantial discount from the principal amount. You cannot predict the future performance of the Underlying based on its historical performance.

The notes may be linked to the performance of a single Component or to the least performing of two or more Components.

In so specified in the relevant terms supplement, the notes will be linked to the performance of a single Component or to the least performing of two or more Components. Notes linked to the performance of a single Component or to the least performing of two or more Components do not provide any diversification of risks that notes linked to the performance of a Basket of Components may provide.

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For notes linked to the least performing of two or more Components, your payment at maturity may be determined by the reference to the Component with the worst performance.

For notes linked to the least performing of two or more Components, your payment at maturity or upon automatic call, if applicable, may be determined by the reference to the Component with the worst performance. Accordingly, increases in the value of one or more of the Components will have no effect on your return if another Component increases in value to a lesser degree or declines in value. Accordingly, poor performance by a single Component can have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the currency or precious metals markets have been affected in a manner that prevents it from properly determining the Underlying Value on any Calculation Date and calculating the amount, if any, that we will pay you at maturity or, if applicable, upon automatic call or on any Interest Payment Date. These events may include disruptions or suspensions of trading in the currency or precious metals markets as a whole, and, with respect to a Reference Currency or the Base Currency, could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “General Terms of Notes — Market Disruption Events” for further information on what constitutes a market disruption event. If the calculation agent, in its sole discretion, determines that any of these events (other than a Price Source Disruption Event) prevents us or any of our affiliates from properly hedging our obligations under the notes or if a Price Source Disruption Event has occurred, it is possible that a Calculation Date and the maturity date will be postponed and your return will be adversely affected. Moreover, if any Calculation Date is postponed to the last possible day and the Spot Rate for a Reference Currency or the Metal Price of a Precious Metal is not available on that day because of a market disruption event or if such day is not a currency business day, the calculation agent will nevertheless determine the Spot Rate for such Reference Currency or the Metal Price of such Precious Metal. See “Description of Notes — Postponement of a Calculation Date” for more information.

The tax consequences of an investment in notes that do not guarantee the return of principal at, or prior to, maturity are unclear.

There is no direct legal authority as to the proper U.S. federal income tax characterization of notes that we intend to treat as “open transactions,” and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding these notes. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of these notes described in “Certain U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions.” If the IRS were successful in asserting an alternative characterization or treatment for these notes, the timing and character of income on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include notes that do not guarantee the return of principal at, or prior to, maturity. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in notes that do not guarantee the return of principal at, or prior to, maturity, possibly with retroactive effect. In addition, in 2007 the IRS issued a revenue ruling holding that a financial instrument issued and redeemed for U.S. dollars, but providing a

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return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. The revenue ruling, or future guidance relating thereto, could materially and adversely affect the tax consequences for U.S. Holders of an investment in notes linked to currencies that do not guarantee the return of principal at, or prior to, maturity, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 197-A-II and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice and ruling described above. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Risks Relating to a Basket

The Components may not be equally weighted.

Unless otherwise specified in the relevant terms supplement, the Components may have different weights in determining the level of the Basket, depending on the Component Weights specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Basket consists of five Components and that the Component Weights are 25%, 30%, 15%, 20% and 10%, respectively. One consequence of such an unequal weighting of the Components is that the same percentage change in two of the Components may have different effects on the Basket Closing Level. For example, if the Component Weighting for Component A is greater than the Component Weighting for Component B, a 5% decrease in Component A will have a greater effect on the Basket Closing Level than a 5% decrease in Component B.

The Component Weights may be determined on a date other than the pricing date.

If so specified in the relevant terms supplement, the Component Weights may be determined on a date or dates other than the pricing date. For example, the relevant terms supplement may specify that the Component Weights will be determined based on the relative magnitude of the Component Return of each Component. As a result, if the relevant terms supplement so specifies, you will not know the weight assigned to each Component until a date later than the pricing date, and you may not know the weight assigned to each Component in the Basket prior to the final Calculation Date.

Changes in the value of the Components may offset each other.

Price movements in the Components may not correlate with each other. At a time when the value of one or more of the Components increases, the value of the other Components may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Components may be moderated, or more than offset, by lesser increases or declines in the value of the other Component or Components, particularly if the Component or Components that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

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Movements in the Components may be highly correlated.

High correlation of movements in the Components during periods of negative returns among the Components could have an adverse effect on your return on your investment at maturity or, if applicable, upon automatic call. However, the movements in the Components may become uncorrelated in the future. Accordingly, at a time when the value of one or more of the Components increases, the value of the other Components may not increase as much or may even decline. See “—For notes linked to a Basket, changes in the value of the Components may offset each other” above.

The Basket is not a recognized market index and may not accurately reflect global currency or precious metals market performance.

The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the notes and will be calculated solely during the term of the notes. The level of the Basket and, therefore, the Basket performance amount will not be published during the term of the notes. The Basket does not reflect the performance of all major securities, currency or precious metals markets, and may not reflect actual global currency or precious metals market performance.

Risks Relating to a Reference Currency

Your return on the notes will not reflect the return of a direct investment in the Reference Currencies.

Your return on the notes will not reflect the return you would realize if you directly invested in or traded the Reference Currencies or instruments related to the Reference Currencies.

The notes are subject to currency exchange risk.

Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of each Reference Currency and the Base Currency is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates over time result from the interaction of many factors directly or indirectly affecting economic and political conditions in the Reference Currencies’ countries, the Base Currency’s country, and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

•         existing and expected rates of inflation;

•         existing and expected interest rate levels;

•         the balance of payments in the Reference Currencies’ and Base Currency’s countries and between each country and its major trading partners;

•         the monetary policies of the Reference Currencies’ and Base Currency’s countries, especially as related to the supply of money;

•         political, civil or military unrest in the Reference Currencies’ and Base Currency’s countries; and

•         the extent of governmental surplus or deficit in the Reference Currencies’ and Base Currency’s countries.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Reference Currencies’ and the Base Currency’s countries and those of other countries important to international trade and finance.

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The liquidity, trading value and amounts payable, if any, under the notes could be affected by the actions of the governments of the originating nations of the Reference Currencies and the Base Currency.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the value of other currencies. However, governments do not always allow their currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the trading value of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable, if any, under the notes could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. Unless such an event constitutes a market disruption event or a Succession Event, there will be no adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Reference Currencies, the Base Currency or any other currency. See “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Succession Events.”

Even though the Reference Currencies and Base Currency are traded around-the-clock, if a secondary market for the notes develops, the notes may trade only during regular hours in the United States.

The interbank market for the Reference Currencies and the Base Currency is a global, around-the-clock market and the Reference Currencies and Base Currency values are quoted 24 hours a day. Therefore, the hours of trading for the notes, if any, may not conform to the hours during which the Reference Currencies and the Base Currency are traded. To the extent that U.S. markets are closed while the markets for other currencies remain open, significant price and rate movements may take place in the underlying foreign exchange markets, and thus in the level of the Basket, that will not be reflected immediately in the market price, if any, of the notes.

The absence of last-sale and other information about the Reference Currencies may affect the price of the notes.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the Spot Rate, and therefore your payment at maturity on the notes, if any. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

In addition, certain relevant information relating to the originating countries of the Reference Currencies or the Base Currency may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Reference Currencies and the Base Currency and must be prepared to make special efforts to obtain that information on a timely basis.

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Currency exchange risks can be expected to heighten in periods of financial turmoil.

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Reference Currencies relative to the Base Currency. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

Changes in interest rates may affect the trading value of the notes.

We expect that changes in interest rates will affect the trading value of the notes. In general, if interest rates of the country issuing the Base Currency increase or interest rates in the countries issuing the Reference Currencies decrease, we expect that the Base Currency will appreciate relative to the Reference Currencies. Conversely, if the interest rates of the country issuing the Base Currency decrease or interest rates in the countries issuing the Reference Currencies increase, we expect that the Reference Currencies will appreciate relative to the Base Currency.

If interest rates increase or decrease in markets based on any Reference Currency, the trading value of the notes may be adversely affected. Interest rates may affect the economies of the countries issuing the Reference Currencies or the Base Currency, and, in turn, the exchange rates and therefore the value of the Reference Currencies relative to the Base Currency. Prior to maturity, the impact of interest rates of the country issuing the Base Currency and the interest rates of the countries issuing the Reference Currencies may either offset or magnify each other.

Suspensions or disruptions of market trading in the currency markets may adversely affect the amount payable at maturity and/or the market value of the notes.

The currency markets are subject to temporary distortions or other disruptions due to various factors, including the participation of speculators and government regulation and intervention. These circumstances could affect the value of the Reference Currencies and Base Currency, the exchange rates and the Basket and, therefore, the amount we will pay you at maturity, if any, and in the market value of the notes.

One or more of the Reference Currencies and/or the Base Currency may be replaced by other currencies following a Succession Event.

If a Reference Currency or the Base Currency is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or any country or economic region, as applicable, in which the lawful currency is a Reference Currency or the Base Currency (the “Relevant Country”) divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event (each such event, a “Succession Event”), such Reference Currency or the Base Currency will be replaced with another currency (a “Successor Currency”). In the event of any such Succession Event, you will become subject to the performance of the Successor Currency relative to the Base Currency or the performance of the Reference Currencies relative to the Successor Currency, as applicable. In addition, for notes linked to a Basket, if a Reference Currency is replaced with a Successor Currency that is the same as another Reference Currency, the weight of such Reference Currency in the Basket will be effectively increased. You should read “General Terms of Notes — Succession Events” in order to understand these and other adjustments that may be made to your notes. The occurrence of a Succession Event and the consequent adjustments may materially and adversely affect the value of the notes.

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Risks Relating to a Precious Metal

Owning the notes is not the same as directly owning any relevant Precious Metal or certain other commodity-related contracts.

The return on your notes will not reflect the return you would realize if you actually purchased any relevant Precious Metal or exchange-traded or over-the-counter instruments based on any Precious Metal. You will not have any rights that holders of such assets or instruments have.

Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in a Precious Metal.

Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price volatility of each commodity also affects the value of the futures and forward contracts related to that commodity and therefore its price at any such time. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the particular commodity in question. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may affect the price a Precious Metal, and different factors may cause the price of any relevant Precious Metals to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes.

Precious Metals provide one avenue for exposure to commodities. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

An investment in the notes may be subject to risks associated with the London Bullion Market Association.

The notes may be linked in whole or in part to a commodity (Gold and Silver) that is traded on the London Bullion Market Association (the “LBMA”). Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

The Metal Prices of Gold and Silver will be determined by reference to fixing levels reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of Gold and Silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a currency business day or over a period of currency business days.

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The prices of precious metals are volatile and are affected by numerous factors, certain of which are specific to the market for each precious metal.

A decrease in the price of one or more Precious Metals may have a material adverse effect on the value of the notes and your return on your investment in the notes. A Precious Metal is subject to the effect of numerous factors, certain of which are specific to the market for each Precious Metal to which your notes may be linked, as discussed below.

Gold

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Silver

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography and jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

The relevant exchange has no obligation to consider your interests.

The relevant exchange is responsible for calculating the fixing level for a Precious Metal. The relevant exchange may alter, discontinue or suspend calculation or dissemination of the fixing level for any relevant Precious Metal. Any of these actions could adversely affect the value of the notes. The relevant exchange has no obligation to consider your interests in calculating or revising the fixing level for any Precious Metal.

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Use of Proceeds and Hedging

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes. We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties.

Unless otherwise specified in the relevant terms supplement, the original issue price of the notes will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit, which in no event will exceed $45.00 per $1,000 principal amount note, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the notes. In addition, from time to time after we issue the notes, we, through our affiliates or others, may enter into additional hedging transactions and close out or unwind those we have entered into, in connection with the notes and possibly in connection with our or our affiliates’ exposure to one or more Components. These hedging activities may be undertaken on a portfolio basis with respect to some or all of our and our affiliates’ exposure to specific currencies and/or precious metals (including exposure unrelated to the notes). By hedging on a portfolio basis, we may hedge our entire obligations, a portion of our obligations or none of our obligations, and the amount of our hedge may change at any time. To accomplish this, we, through our affiliates or others, may take positions in one or more Components or instruments the value of which is derived from one or more Components. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the instruments described above.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially increase the Underlying Value on the pricing date or any Initial Averaging Dates, as applicable, and/or decrease the Underlying Value on any other Calculation Date, which could adversely affect your payment at maturity or, if applicable, upon automatic call or the amount of interest you may receive over the term of the notes. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to one or more currencies and/or precious metals. No note holder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

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The Reference Currencies

Historical Performance of the Reference Currencies

We will provide historical information on the performance of the Reference Currencies (or Reference Currency) relative to the Base Currency and, if applicable, the hypothetical Basket in the relevant terms supplement. You should not take any such historical data as an indication of future performance and we take no responsibility for the accuracy or completeness of such information.

Hypothetical returns on your notes

The relevant terms supplement may include a table, chart or graph showing various hypothetical returns on your note based on a range of hypothetical performances of the Reference Currencies (or Reference Currency) relative to the Base Currency, and various key assumptions shown in the relevant terms supplement, in each case assuming the investment is held from the issue date until the scheduled maturity date.

Any table, chart or graph showing hypothetical returns will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical performances of the Reference Currencies (or Reference Currency) relative to the Base Currency over the term of the notes could have on the hypothetical returns on your note, if held to the scheduled maturity date, calculated in the manner described in the relevant terms supplement and assuming all other variables remained constant. Any payments at maturity listed in the relevant terms supplement will be entirely hypothetical. They will be based on assumptions that may prove to be erroneous.

The return on your note may bear little relation to, and may be much less than, the return that you might achieve were you to invest (including taking a short position) in the Reference Currencies relative to the Base Currency directly. Among other things, the return on an investment in the Reference Currencies relative to the Base Currency is likely to have tax consequences that are different from an investment in your note.

We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, under “Risk Factors” above.

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The Precious Metals

We have derived all information regarding the precious metals contained in this product supplement, including, without limitation, their respective make-up and method of calculation, from publicly available information. Information related to the commodities that trade on the London Bullion Market Association (the “LBMA”) reflects the policies of, and is subject to change by, LBMA. We make no representation or warranty as to the accuracy or completeness of such information.

The notes may be linked to the performance of some or all of the following two precious metals (each a “Precious Metal,” and together, the “Precious Metals”) — Gold and Silver, which trade on the LBMA.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The fixing level for each Precious Level will be determined as described below. If any Bloomberg symbol for a particular Precious Metal differs from, or is more precise than, any Bloomberg symbol specified below, we will set forth the different, or more precise, Bloomberg symbol in the relevant terms supplement.

  Gold – The official afternoon fixing level in U.S. dollars per troy ounce quoted by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM.”
  Silver – The official fixing level in U.S. dollars per troy ounce (expressed in cents) as determined by the market making members of the LBMA at 12:00 p.m. each business day and quoted by the LBMA and displayed on Bloomberg under the symbol “SLVRLN.”

For information regarding how the Precious Metal Return will be calculated if the fixing levels of one of the Precious Metals is not calculated by the LBMA or published by Bloomberg, see “General Terms of Notes — Discontinuation of Trading of a Precious Metal on its Relevant Exchange; Alternative Method of Calculation” below.

The London Bullion Market Association

The London Gold Bullion Market

The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which nine are market-making members, plus a number of associate members around the world.

Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market–making members of the LBMA.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

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The London Silver Market

The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London silver market is the LBMA.

At noon on each business day, there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London silver fixing is traditionally limited to three market-making members of the LBMA.

Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the silver fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Silver Fix Price is the most widely used benchmark for daily silver prices.

The official afternoon gold fixing level in U.S. dollars per troy ounce and the official silver fixing level in U.S. dollars per troy ounce are available on the LBMA website at www.lbma.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LBMA website. No information contained on the LBMA website is incorporated by reference in this product supplement.

No Relationship Between the LBMA and J.P. Morgan Chase & Co.

The notes are not sponsored, endorsed, sold or promoted by the LBMA. The LBMA makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The LBMA has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining or implementing its business practices. The LBMA is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. The LBMA has no obligation or liability in connection with the administration, marketing or trading of the notes.

THE LBMA DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE PRECIOUS METALS THAT ARE TRADED ON THE LBMA AND THE LBMA SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE LBMA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE PRECIOUS METALS THAT ARE TRADED ON THE LBMA. THE LBMA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE PRECIOUS METALS THAT ARE TRADED ON THE LBMA. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LBMA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LBMA AND LBMA MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

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General Terms of Notes

Calculation Agent

J.P. Morgan Securities LLC, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level (or Strike Level), if applicable, the Ending Basket Level, if applicable, any Starting Spot Rate and Ending Spot Rate, any Starting Metal Price and Ending Metal Price, any Spot Rate, Metal Price or Basket Closing Level on any Calculation Date, the Basket Return, if applicable, any Reference Currency Return, any Precious Metal Return and the payment, if any, on any Interest Payment Date and at maturity or, if applicable, upon automatic call. The calculation agent will also be responsible for determining whether a market disruption event has occurred, the Spot Rate for a Reference Currency if the Spot Rate is not available on Reuters or Bloomberg, as applicable, and selecting a Successor Currency, if applicable, whether any Precious Metal has discontinued trading on its relevant exchange, whether there has been a material change in the method of calculating the Metal Price of any Precious Metal and, if the notes bear interest, whether a day is an Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount, if any, to be paid at maturity and on each Interest Payment Date, if applicable, on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date or such Interest Payment Date, as applicable.

All calculations with respect to any Starting Metal Price, any Metal Price, any Basket Closing Level, if applicable, any Ending Metal Price, the Ending Basket Level, if applicable, any Reference Currency Return, any Precious Metal Return and the Basket Return, if applicable, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all calculations with respect to any Spot Rate on any currency business day (including any Starting Spot Rate or Ending Spot Rate) will be rounded to five significant figures, with fives rounded up (e.g., 0.00876545 would be rounded to 0.0087655, and 87.6545 would be rounded to 87.655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from determining the Underlying Value on any Calculation Date and calculating the amount, if any, that we will pay you at maturity or, if applicable, upon automatic call or on any Interest Payment Date. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of the events described in the following paragraph individually as a market disruption event.

A. Market Disruption Events for Reference Currencies and the Base Currency

Unless otherwise specified in the relevant terms supplement, a “market disruption event,” with respect to a Reference Currency or the Base Currency, means the occurrence of any of the following:

(a)	a Convertibility Event;
(b)	a Deliverability Event;
(c)	a Liquidity Event;

PS-24

(d)	a Taxation Event;
(e)	a Discontinuity Event;
(f)	a Price Source Disruption Event; or
(g)	(i) if the determination of the Spot Rate for a Reference Currency relative to the Base Currency involves the use of cross rates, the unavailability of a cross rate for such Reference Currency and Base Currency, each relative to the U.S. dollar, that prevents the calculation agent from calculating the Spot Rate for such Reference Currency relative to the Base Currency in the manner provided in the relevant terms supplement, or (ii) any event that generally makes it impossible to convert any currency used in the calculation of the Spot Rate for a Reference Currency into another currency (including, but not limited to, U.S. dollars), in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d), (e) or (g) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

Unless otherwise specified in the relevant terms supplement, “Convertibility Event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i) converting a Reference Currency into the Base Currency through customary legal channels; or

(ii) converting a Reference Currency into the Base Currency at a rate at least as favorable as the rate for domestic institutions located in the country or economic region the lawful currency of which is the Reference Currency (the “Reference Currency Country”).

Unless otherwise specified in the relevant terms supplement, “Deliverability Event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i) delivering a Reference Currency from accounts inside the Reference Currency Country to accounts outside the Reference Currency Country; or

(ii) delivering the Reference Currency between accounts inside the Reference Currency Country or to a party that is a non-resident of the Reference Currency Country.

Unless otherwise specified in the relevant terms supplement, “Liquidity Event” means the imposition by a Reference Currency Country (or any political subdivision or regulatory authority thereof) or the country or economic region the lawful currency of which is the Base Currency (the “Base Currency Country” and each Reference Currency Country and Base Currency Country, a “Relevant Country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in a Reference Currency Country or the Base Currency Country, as applicable, by a non-resident of such Reference Currency Country or the Base Currency Country), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Reference Currency or the Base Currency.

Unless otherwise specified in the relevant terms supplement, “Taxation Event” means the implementation by the applicable Relevant Country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such Relevant Country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Reference Currency or the Base Currency.

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Unless otherwise specified in the relevant terms supplement, “Discontinuity Event” means the pegging or de-pegging of a Reference Currency to the Base Currency or the controlled appreciation or devaluation by the Relevant Country (or any political subdivision or regulatory authority thereof) of a Reference Currency relative to the Base Currency, as determined by the calculation agent in good faith and in a commercially reasonable manner.

Unless otherwise specified in the relevant terms supplement, “Price Source Disruption Event” means the non-publication or unavailability of the applicable spot rate for a Reference Currency relative to the Base Currency or, if cross rates are to be used in determining the Spot Rate of a Reference Currency relative to the Base Currency, the non-publication or unavailability of the applicable cross rate for such Reference Currency or Base Currency, each relative to the U.S. dollar, in each case on the applicable Reuters or Bloomberg page (or any substitute page) specified in the relevant terms supplement and at the applicable time specified in the relevant terms supplement for the determination of the Spot Rate for such Reference Currency on any date of determination.

B. Market Disruption Events for Precious Metals

Unless otherwise specified in the relevant terms supplement, a “market disruption event,” with respect to a Precious Metal, means:

(1)	a suspension, absence or material limitation of trading in (i) such Precious Metal on its relevant exchange, as determined by the calculation agent, or (ii) futures or options contracts relating to such Precious Metal on the relevant exchange for those contracts, as determined by the calculation agent;
(2)	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, such Precious Metal on its relevant exchange or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such Precious Metal on its relevant exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on such Precious Metal by reason of movements succeeding “limit up” or “limit down” levels permitted by the relevant exchange);
(3)	the closure on any day of the relevant exchange for such Precious Metal on a scheduled currency business day prior to the scheduled weekday closing time of such relevant exchange (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant exchange on such scheduled currency business day for such relevant exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled currency business day for such relevant exchange;
(4)	any scheduled currency business day on which (i) the relevant exchange for such Precious Metal or (ii) the relevant exchanges or quotation systems, if any, on which futures or options contracts on such Precious Metal are traded, fails to open for trading during its regular trading session;
(5)	the fixing level is not published for such Precious Metal; or
(6)	the occurrence of a material change in the formula for or the method of calculating the relevant fixing level of such Precious Metal,

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in each case as determined by the calculation agent in its sole discretion; and

•         a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a market disruption event with respect to a Precious Metal has occurred, unless otherwise specified in the relevant terms supplement, the following events will not be market disruption events:

•         a limitation on the hours or number of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant exchange; or

•         a decision to permanently discontinue trading in the futures or options contracts relating to such Precious Metal.

However, the failure of Bloomberg to announce or publish the relevant fixing level specified for a Precious Metal will constitute a market disruption event with respect to such Precious Metal.

For this purpose, with respect to a Precious Metal traded on a relevant exchange, an “absence of trading” on the relevant exchange on which futures or options contracts related to such Precious Metal are traded will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a Precious Metal, or futures or options contracts related to such Precious Metal, if available, on their relevant exchanges, by reason of any of:

•         a price change exceeding limits set by such relevant exchange,

•         an imbalance of orders, or

•         a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

Succession Events

A “Succession Event” means the occurrence of either of the following events:

(a)	a Reference Currency or the Base Currency is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or
(b)	any Relevant Country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

We refer to the applicable Reference Currency or the Base Currency with respect to which a Succession Event has occurred as the “Former Currency.”

On and after the effective date of a Succession Event, the Former Currency will be deemed to be replaced with:

(i)	in the case of clause (a) above, the currency that lawfully replaces the Former Currency, into which the Former Currency is converted or redenominated, or for which the Former Currency is exchanged, as applicable, or
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(ii)	in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the Former Currency, taking into account the latest available quotation for the spot rate of the Former Currency relative to the Base Currency or the applicable Reference Currency relative to the Base Currency, as applicable, and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “Successor Currency.”

Upon the occurrence of a Succession Event:

(i)	if the Former Currency is a Reference Currency and the Spot Rate with respect to a Reference Currency is expressed as Base Currency per one unit of Reference Currency, the Starting Spot Rate for the Successor Currency will be equal to (a) the product of the Starting Spot Rate for the Former Currency and the official conversion rate for the Former Currency per one unit of Successor Currency (as publicly announced by the Reference Currency Country) used by the Reference Currency Country to set its official exchange rate for the Base Currency per one unit of Successor Currency on the effective date of such Succession Event or (b) if the official conversion rate referred to in clause (a) immediately above is not publicly announced by the Reference Currency Country, the product of the Spot Rate for the Successor Currency on the effective date of such Succession Event and a fraction, the numerator of which is the Starting Spot Rate for the Former Currency and the denominator of which is the Spot Rate for the Former Currency on the currency business day immediately preceding the effective date of such Succession Event;
(ii)	if the Former Currency is a Reference Currency and the Spot Rate with respect to a Reference Currency is expressed as Reference Currency per one unit of Base Currency, the Starting Spot Rate for the Successor Currency will be equal to (a) the product of the Starting Spot Rate for the Former Currency and the official conversion rate for the Successor Currency per one unit of Former Currency (as publicly announced by the Reference Currency Country) used by the Reference Currency Country to set its official exchange rate for the Successor Currency per one unit of Base Currency on the effective date of such Succession Event or (b) if the official conversion rate referred to in clause (a) immediately above is not publicly announced by the Reference Currency Country, the product of the Spot Rate for the Successor Currency on the effective date of such Succession Event and a fraction, the numerator of which is the Starting Spot Rate for the Former Currency and the denominator of which is the Spot Rate for the Former Currency on the currency business day immediately preceding the effective date of such Succession Event;
(iii)	if the Former Currency is the Base Currency and the Spot Rate with respect to a Reference Currency is expressed as Base Currency per one unit of Reference Currency, the Starting Spot Rate for each Reference Currency will be adjusted to be equal to (a) the product of the Starting Spot Rate for such Reference Currency immediately prior to such adjustment and the official conversion rate for the Successor Currency per one unit of Former Currency (as publicly announced by the Base Currency Country) used by the Base Currency Country to set its official exchange rate for Successor Currency per one unit of such Reference Currency on the effective date of such Succession Event or (b) if the official conversion rate referred to in clause (a) immediately above is not publicly announced by the Base Currency Country, the product of the Spot Rate for such Reference Currency (determined by reference to the spot rate of such Reference Currency relative to the Successor Currency) on the effective date of such Succession Event and a fraction, the numerator of which is the Starting Spot Rate for such Reference Currency immediately prior to such adjustment and the denominator of which is the Spot Rate for such Reference Currency (determined by reference to the spot rate of such Reference Currency relative to the Former Currency) on the currency business day immediately preceding the effective date of such Succession Event; or

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(iv)	if the Former Currency is the Base Currency and the Spot Rate with respect to a Reference Currency is expressed as Reference Currency per one unit of Base Currency, the Starting Spot Rate for each Reference Currency will be adjusted to be equal to (a) the product of the Starting Spot Rate for such Reference Currency immediately prior to such adjustment and the official conversion rate for the Former Currency per one unit of Successor Currency (as publicly announced by the Base Currency Country) used by the Base Currency Country to set its official exchange rate for such Reference Currency per one unit of Successor Currency on the effective date of such Succession Event or (b) if the official conversion rate referred to in clause (a) immediately above is not publicly announced by the Base Currency Country, the product of the Spot Rate for such Reference Currency (determined by reference to the spot rate of such Reference Currency relative to the Successor Currency) on the effective date of such Succession Event and a fraction, the numerator of which is the Starting Spot Rate for such Reference Currency immediately prior to such adjustment and the denominator of which is the Spot Rate for such Reference Currency (determined by reference to the spot rate of such Reference Currency relative to the Former Currency) on the currency business day immediately preceding the effective date of such Succession Event.

Upon the occurrence of a Succession Event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters or Bloomberg page for purposes of determining the Spot Rates of the affected Reference Currencies.

Notwithstanding the foregoing, if, as a result of a Succession Event, (1) in the case of a Former Currency that is a Reference Currency, the Successor Currency is the same as the Base Currency or, (2) in the case of a Former Currency that is the Base Currency, a Reference Currency is the same as the Successor Currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for the affected Reference Currency on each currency business day occurring on and after the effective date of such Succession Event will be deemed to be equal to the Spot Rate for such Reference Currency on the currency business day immediately preceding such effective date.

Discontinuation of Trading of a Precious Metal on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of a Precious Metal discontinues trading in or physical delivery of such Precious Metal and such Precious Metal is traded or the physical delivery of such Precious Metal is effectuated on another exchange (a “successor relevant exchange”), the calculation agent may, in its sole discretion, determine the Metal Price of such Precious Metal on the relevant Calculation Date or any other relevant date on which the Metal Price is to be determined by reference to the fixing level of such Precious Metal on such successor relevant exchange on such day.

Upon any selection by the calculation agent of a successor relevant exchange, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the relevant exchange discontinues trading in or the physical delivery of a Precious Metal prior to, and such discontinuation is continuing on, any Calculation Date or any other relevant date on which the Metal Price is to be determined, and the calculation agent determines, in its sole discretion, that no successor relevant exchange is available at such time, or the calculation agent has previously selected a successor relevant exchange and trading in or the physical delivery of such Precious Metal is discontinued on such successor relevant exchange prior to, and such discontinuation is continuing on, such Calculation Date or such other relevant date, then the calculation agent will determine the Metal Price for such Precious Metal for such date in good faith and in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuation of trading or physical delivery on the relevant exchange in the Precious Metal may adversely affect the value of the notes.

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If at any time the method of calculating the Metal Price of any Precious Metal is changed in a material respect by the relevant exchange or any successor relevant exchange for such Precious Metal, or if the reporting thereof is in any other way modified so that such Metal Price does not, in the opinion of the calculation agent, fairly represent the value of such Precious Metal, the calculation agent will, at the close of business in New York City on each day on which the Metal Price for such Precious Metal is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for such Precious Metal. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

Events of Default

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, if the notes do not include an automatic call feature, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described in the relevant terms supplement under the caption “Payment at Maturity,” calculated as if the date of acceleration were the final Calculation Date. If the Ending Underlying Value is determined on more than one Calculation Date, then, for each such Calculation Date scheduled to occur after the date of acceleration, the currency business days immediately preceding the date of acceleration (in such number equal to the number of such Calculation Dates in excess of one) will be the corresponding Calculation Dates, unless otherwise specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, if the notes include an automatic call feature, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be (1) if (a) the date of acceleration is a day on which the notes may be called and an automatic call would have been triggered on the date of acceleration or (b) the date of acceleration is not a day on which the notes may be called, but an automatic call would have been triggered on the date of acceleration if the date of acceleration were the next succeeding date on which the notes may be called, an amount in cash equal to the amount payable upon an automatic call per $1,000 principal amount note as described in the relevant terms supplement under the caption “Automatic Call,” calculated as if the date of acceleration were such date on which the notes may be called, or (2) in all other circumstances, an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described in the relevant terms supplement under the caption “Payment at Maturity,” calculated as if the date of acceleration were the final Calculation Date.

Unless otherwise specified in the relevant terms supplement, upon any acceleration of the notes, if the notes pay interest, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

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Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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Certain U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary applies to you if you are an initial holder of a note purchasing the note at its issue price for cash and if you hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder of a note who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;
  a “regulated investment company” as defined in Code Section 851;
  a “real estate investment trust” as defined in Code Section 856;
  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
  a dealer in securities;
  a person holding a note as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a note;
  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
  a trader in securities who elects to apply a mark-to-market method of tax accounting; or
  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein.  As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

The appropriate treatment of the notes for U.S. federal income tax purposes will be specified in the relevant terms supplement and will depend upon, among other things, the facts at the time of the issuance of the notes. We intend to seek an opinion from Davis Polk & Wardwell LLP, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes. Whether Davis Polk & Wardwell LLP expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a citizen or resident of the United States;
  a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

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Certain Notes Treated as Indebtedness That Have a Term of Not More than One Year

The following discussion applies to notes with a term (including either the issue date or the last possible date that the notes could be outstanding, but not both) of not more than one year that provide for the full repayment of their principal amount at, or prior to, maturity. No statutory, judicial or administrative authority directly addresses the treatment of these notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the IRS with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in these notes are uncertain. The tax consequences of other notes, if any, that have a term of not more than one year and that we intend to treat as indebtedness for U.S. federal income tax purposes will be discussed in the relevant terms supplement (including our special tax counsel’s level of comfort, if any, with respect to our intended treatment).

Tax Treatment Prior to Maturity

Because the term of these notes is not more than one year, they will be treated as short-term debt obligations. A short-term debt obligation is treated for U.S. federal income tax purposes as issued at a discount equal to the difference between the payments due thereon and the instrument’s issue price. In general, this discount is treated as ordinary income when received or accrued, in accordance with the holder’s method of tax accounting. However, because the amount of discount that will be paid on the notes is uncertain, several aspects of the tax treatment of the notes are not clear.

If you are a cash-method holder, you will not be required to recognize income with respect to the notes prior to maturity, other than with respect to amounts received as stated interest, if any, or received pursuant to a sale or exchange, as described below. However, you may elect to accrue discount into income on a current basis, in which case you would generally be treated as an accrual-method holder, as described below. In addition, you could be required to defer deductions with respect to any interest paid on indebtedness incurred to purchase or carry your notes, to the extent of accrued discount that you have not yet included in income, until you dispose of the notes in a taxable transaction. You should consult your tax adviser regarding these issues.

Although accrual-method holders and certain other holders (including electing cash-method holders) are generally required to accrue into income discount on short-term indebtedness on a straight-line basis, the amount of discount that must ultimately be accrued with respect to the notes is uncertain, and it is therefore not clear how these accruals should be determined. If the amount of discount that will be received has become fixed (or the likelihood of this amount not being a fixed amount has become “remote”) prior to maturity, it is likely that the amount of discount to be accrued will be determined based on the fixed amount. You should consult your tax adviser regarding the application of these rules with respect to your notes.

Sale, Exchange or Redemption of the Notes

Upon a sale or exchange of a short-term note (including automatic call, if applicable, or redemption at maturity), you should recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the note. Your adjusted basis in the note should equal the issue price of the note, increased by any discount that you have previously included in income but not received.

The amount of any resulting loss should be treated as a capital loss, which may be subject to special reporting requirements if the loss exceeds certain thresholds. Gain resulting from redemption at maturity should be treated as ordinary income. It is not clear, however, whether or to what extent gain from a sale or exchange (or automatic call, if applicable) prior to maturity should be treated as capital gain or ordinary interest income. If the amount of discount that will be received at maturity has become fixed (or the likelihood of this amount not being a fixed amount has become “remote”) prior to sale or exchange (or automatic call, if applicable), it is likely that the portion of gain on the sale or exchange (or automatic call, if applicable) that should be treated as accrued discount (and,

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therefore, taxed as ordinary income) will be determined based on the fixed amount. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange (or automatic call, if applicable) of a note.

Certain Notes Treated as Indebtedness That Have a Term of More than One Year

The following discussion applies to notes with a term (including either the issue date or the last possible date that the notes could be outstanding, but not both) of more than one year that provide for the full repayment of their principal amount at, or prior to, maturity. Unless otherwise indicated in the relevant terms supplement, these notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, with the consequences described below. The tax consequences of other notes, if any, that have a term of more than one year and that we intend to treat as indebtedness for U.S. federal income tax purposes will be discussed in the relevant terms supplement (including our special tax counsel’s level of comfort, if any, with respect to our intended treatment).

These notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as described below.

We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

Unless otherwise provided in the relevant terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of notes, and the related projected payment schedule, in the final terms supplement for these notes, which we will file with the Securities and Exchange Commission (the “SEC”).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of your notes, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your accounting method, you will be required to accrue as interest income OID on your notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on the notes (as described below).

In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a note for a taxable year:

  will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and
  to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.

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A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale or exchange of the note (including redemption at maturity).

Upon a sale or exchange of a note (including automatic call, if applicable, or redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale, exchange, call or redemption and your adjusted tax basis in the note. Your adjusted tax basis in the note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any prior projected payments in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Notes Treated as Open Transactions

The following describes the material U.S. federal income tax consequences of the ownership and disposition of notes treated as “open transactions” for U.S. federal income tax purposes. The tax consequences of an investment in notes that we intend to treat as “open transactions” are unclear.  There is no direct legal authority as to the proper U.S. federal income tax characterization of these notes, and we do not intend to request a ruling from the IRS regarding these notes.  The following discussion assumes that notes that we intend to treat as “open transactions” are treated for U.S. federal income tax purposes as "open transactions" and not as debt instruments, unless otherwise indicated.  The tax consequences of notes, if any, that we intend to treat as open transactions and not as indebtedness and that provide for payments prior to maturity will be discussed in the relevant terms supplement (including our special tax counsel’s level of comfort, if any, with respect to our intended treatment).

Tax Treatment Prior to Maturity

You should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to a sale or exchange (or automatic call, if applicable) as described below.

Sale, Exchange or Redemption of a Note Linked Only to Currencies

Upon a sale or exchange (including automatic call, if applicable, or redemption at maturity) of a note linked only to currencies (a “Currency Note”), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange (or automatic call, if applicable) and your tax basis in the note, which should equal the amount you paid to acquire the note. Your gain or loss will generally be ordinary foreign currency income or loss under Section 988 of the Code. Foreign currency losses are potentially subject to certain reporting requirements. Under Section 988, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss (a “Section 988 Election”). The relevant terms supplement will indicate our special tax counsel's level of comfort, if any, regarding the availability of the Section 988 Election for Currency Notes. Assuming the Section 988 Election is available, if you make this election before the close of the day on which you acquire a Currency Note, all gain or loss you recognize on a sale or exchange (or automatic call, if applicable) of that note should be treated as long-term capital gain or loss, assuming that you have held the note for more than one year. A Section 988 Election with respect to a Currency Note is made by (a) clearly identifying

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the note on your books and records, on the date you acquire it, as being subject to this election and filing the relevant statement verifying this election with your U.S. federal income tax return or (b) obtaining independent verification under procedures set forth in the Treasury regulations under Section 988. You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of a Section 988 Election.

Sale, Exchange or Redemption of a Note Linked Only to Precious Metals

Upon a sale or exchange (including automatic call, if applicable, or redemption at maturity) of a note linked only to precious metals (a “Commodity Note”), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the note, which should equal the amount you paid to acquire the note. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

Sale, Exchange or Redemption of a Note Linked to Currencies and Precious Metals

Upon a sale or exchange (including automatic call, if applicable, or redemption at maturity) of a note linked to both currencies and precious metals (a “Mixed Note”), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange (or automatic call, if applicable) and your tax basis in the note, which should equal the amount you paid to acquire the note. Subject to the possible application of Section 988 of the Code and the regulations thereunder, as discussed in the next paragraph, this gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

Because payment at maturity on a Mixed Note may be determined in part by reference to foreign currencies, it is possible that some or all of your gain or loss from a sale or exchange of a Mixed Note could be treated as ordinary foreign currency income or loss under Section 988 of the Code. The relevant terms supplement will indicate our special tax counsel's level of comfort, if any, regarding this issue and the availability of the Section 988 Election for Mixed Notes. Assuming the Section 988 Election is available, if you make it before the close of the day on which you acquire a Mixed Note, all gain or loss you recognize on a sale or exchange of that note should be treated as long-term capital gain or loss, assuming that you have held the note for more than one year. A Section 988 Election with respect to a Mixed Note would be made as described above under “—Sale, Exchange or Redemption of a Note Linked Only to Currencies.” You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of a Section 988 Election.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by the rules relating to the taxation of “short-term debt instruments,” as described above in “—Tax Consequences to U.S. Holders—Certain Notes Treated as Indebtedness That Have a Term of Not More than One Year”, if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) were one year or less, and otherwise would be governed by the rules relating to the taxation of “contingent payment debt instruments,” as described above in “—Tax Consequences to U.S. Holders—Certain Notes Treated as Indebtedness That Have a Term of More than One Year” (or by similar rules).

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Alternatively, you might be required to treat Currency Notes or Mixed Notes as "foreign currency contracts" within the meaning of Section 1256 of the Code. If Section 1256 were to apply to your notes, you would be required to mark them to market annually, as if they were sold at their fair market value on the last business day of the taxable year. Unless you have made a valid Section 988 Election, your gain or loss on marking your notes to market would be treated as ordinary in character. If you have made a valid Section 988 Election, your gain or loss would be treated as 40% short-term capital gain or loss and 60% long-term capital gain or loss, without regard to how long you have held the notes. You should consult your tax adviser regarding the possible application of Section 1256 to Currency Notes or Mixed Notes.

Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of your notes and/or might treat all or a portion of the gain or loss on the sale or exchange of your notes (including redemption at maturity) as short-term capital gain or loss, without regard to how long you held your notes. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. In 2007 the IRS also issued a revenue ruling holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. The revenue ruling, or future guidance relating thereto, could materially and adversely affect the tax consequences of an investment in Currency or Mixed notes for U.S. Holders, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice and revenue ruling described above.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a nonresident alien individual;
  a foreign corporation; or
  a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including redemption at maturity).

Any income or gain from notes treated as short-term debt obligations or contingent payment debt instruments will not be subject to U.S. federal income or withholding tax, provided, generally, that you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied the applicable documentation requirements, and that those amounts are not effectively connected with your conduct of a U.S. trade or business.

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Any income or gain from notes treated as open transactions, if that characterization is respected, should also not be subject to U.S. federal income or withholding tax. However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions—Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments described therein, which might include notes treated as open transactions, should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in notes treated as open transactions, possibly with retroactive effect. Because the characterization of notes treated as open transactions is unclear, payments made to you with respect to such notes may be withheld upon at a rate of up to 30% unless you satisfy the certification requirements described above. The withholding tax consequences of notes, if any, that are not treated as indebtedness and that provide for payments prior to maturity will be discussed in the relevant terms supplement.

If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note treated as an open transaction is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

If you are an individual, a note treated as indebtedness will not be included in your estate for U.S. federal estate tax purposes unless your income from the note was effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding section. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS, the “Agents”), JPMS has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, JPMS may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMS may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMS must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMS is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMS may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market values or prevent or retard a decline in the market price of the notes. JPMS is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product

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supplement no. 197-A-II, or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 197-A-II, and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

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Notice to Investors

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 197-A-II nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 197-A-II nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 197-A-II and the accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 197-A-II and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	Target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.
(ii)	Investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.
(iii)	The number of contacted investors should be relatively small.
(iv)	Investors should receive complete and precise information on the proposed investment.
(v)	Any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.
(vi)	The documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.
(vii)	The aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

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The Bahamas

The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

This product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

This product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

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None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;
(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;
(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and
(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distribution lists to market the notes.

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El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 197-A-II, the accompanying prospectus, prospectus supplement and terms supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)     at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)     at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)     at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

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Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.     Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.     Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.     Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

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4.     Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.     Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;
(ii)	the size of the investor’s securities portfolio exceeds €500,000;
(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and
(b)	been entered on the register of qualified investors maintained by the AFM;

6.     Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;
(b)	total assets of at least €43,000,000; or
(c)	an annual net turnover of at least €50,000,000.

7.     Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.     Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.     Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;
(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

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Panama

The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

None of this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 197-A-II, the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

Each Agent has represented and agreed that:

(a)     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in

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acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(b)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

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Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

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Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

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